Exhibit 99


                ENTERTAINMENT PROPERTIES ANNOUNCES RECORD THIRD
                                 QUARTER RESULTS

Kansas City, MO, October 28, 2004, -- Entertainment Properties Trust (NYSE:EPR), today reported financial results for the third quarter ended September 30, 2004.

Total revenues increased 42% to $32.6 million for the quarter as compared to $23.0 million for the same quarter in 2003. Net income available to common shareholders increased 69% to $14.0 million as compared to $8.3 million in the same quarter last year. Net income available to common shareholders on a diluted per share basis increased 24% to $0.57 per share from $0.46 per share in the same quarter last year.

Funds from operations (FFO) on a fully diluted basis increased 56% to $19.8 million from $12.7 million for the same quarter last year. On a fully diluted basis, FFO per share increased 18% to $0.80 per share from $0.68 per share for the same quarter last year.

David Brain, President and Chief Executive Officer stated, "We are pleased to once again report double-digit increases in our operations. The continued strong growth of the Company is evident throughout our financial results."

Real Estate Investments

During the third quarter of 2004, the Company completed $36.6 million in real estate investments including two megaplex theatre acquisitions totaling approximately $19.5 million, consisting of the Grand Prairie Theatre located in Peoria, Illinois, leased to Rave Motion Pictures, and the Palace Theatre in Lafayette, Louisiana leased to Southern Theatres. Lease terms for both theatres include a 20 year base term with optional extension periods all on a triple-net basis. The Company invested approximately $17.1 million in construction funding and land purchase for megaplex theatre and retail projects expected to be opened during 2004 and 2005.

Real Estate Dispositions

On September 30, 2004, the Company sold its 100% interest in the Hawaiian Adventure Waterpark in Garland, Texas at net book value of approximately $3.1 million. Accordingly, no gain or loss was recorded on the sale.

As previously announced, the Company's Board of Trustees declared a cash dividend of $0.5625 per common share for the third quarter, which was paid on October 15, 2004 to common shareholders of record on September 30, 2004. The third quarter cash dividend represents an annualized dividend amount of $2.25 per common share as compared to $2.00 for the prior year. The Company also declared and paid a third quarter cash dividend of $0.59375 on the 9.5% Series A Preferred Shares.

On September 20, 2004, 100% of the preferred interest in EPT Gulf States, LLC was converted to 857,145 restricted common shares of the Company. As a result, $15 million of minority interest in a consolidated subsidiary was converted to common shares and additional paid-in-capital. The shares were subsequently registered with the SEC under the Securities Act of 1933.


                         ENTERTAINMENT PROPERTIES TRUST
                            Unaudited Financial Data
                      (in thousands except per share data)


                                                                    Three months ended                Nine months ended
                                                                      September 30,                     September 30,
                                                                    2004         2003                2004           2003
                                                                 ------------ ------------       -------------  -------------
Rental revenue                                                       $32,308      $22,406            $91,273        $64,808
Other income                                                             297          608                393          1,195
                                                                 ------------ ------------       -------------  -------------
Total Income                                                          32,605       23,014             91,666         66,003

Property operating expense, net                                          465          220              1,590            398
General and administrative expense, excluding amortization
   of non-vested shares below                                          1,078          929              3,685          2,935
Costs associated with loan refinancing                                     -            -              1,134              -
Interest expense, net                                                  9,457        7,653             28,301         22,363
Depreciation and amortization                                          6,021        4,085             17,036         11,631
Amortization of non-vested shares                                        340          232              1,021            694
                                                                 ------------ ------------       -------------  -------------
Income before income from joint ventures and minority interest        15,244        9,895             38,899         27,982

Equity in income from joint ventures                                     172          111                482            299
Minority interest                                                        (62)        (375)              (982)        (1,125)
                                                                 ------------ ------------       -------------  -------------
  Net income                                                         $15,354       $9,631            $38,399        $27,156

Preferred dividend requirements                                       (1,366)      (1,366)            (4,097)        (4,097)
                                                                 ------------ ------------       -------------  -------------
  Net income available to common shareholders                        $13,988       $8,265            $34,302        $23,059
                                                                 ============ ============       =============  =============

Basic net income per common share                                      $0.58        $0.48               $1.56          $1.34
Diluted net income per common share                                    $0.57        $0.46               $1.51          $1.31




                         ENTERTAINMENT PROPERTIES TRUST
          Reconciliation of Net Income Available to Common Shareholders
                          to Funds From Operations (A)
                      (in thousands except per share data)



                                                                    Three months ended                Nine months ended
                                                                       September 30,                    September 30,
FUNDS FROM OPERATIONS:                                              2004          2003               2004           2003
                                                                 ------------  -------------------------------  -------------
Net income available to common shareholders                          $13,988        $8,265           $34,302        $23,059
Add: Real estate depreciation and amortization                         5,778         4,042            16,347         11,496
Add: Share of joint venture depreciation                                  59            33               163             97
                                                                 ------------  ------------      -------------  -------------
Basic funds from operations                                          $19,825       $12,340           $50,812        $34,652
                                                                 ------------  ------------      -------------  -------------

Add: minority interest in net income                                       -           375               750          1,125
                                                                 ------------  ------------      -------------  -------------
Diluted funds from operations                                        $19,825       $12,715           $51,562        $35,777
                                                                 ============  ============      =============  =============

FFO per common share:   Basic                                          $0.82         $0.71             $2.31          $2.02
                        Diluted                                        $0.80         $0.68             $2.23          $1.94

  Shares used for computation (in thousands):  Basic                  24,031        17,353            21,997         17,189
                                               Diluted                24,628        18,641            23,159         18,456

Other financial information:
Straight-lined rental revenue                                      $     665      $      -       $     1,635       $      -


(A) Funds from operations (FFO) is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to Generally Accepted Accounting Principles (GAAP) net income available to common shareholders and earning per share. FFO is defined as net income (computed in accordance with GAAP), excluding gains and losses from sales of depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or the Company's cash flows or liquidity as defined by GAAP.

                         ENTERTAINMENT PROPERTIES TRUST
                      Condensed Consolidated Balance Sheets
                                 (in thousands)


                                                AS OF                AS OF
                                          SEPTEMBER 30, 2004   DECEMBER 31, 2003
                                             (unaudited)
   ASSETS
   Rental properties, net                     $1,078,339           $887,143
   Property under development                     46,520             12,953
   Investment in joint ventures                    2,575              1,336
   Cash and cash equivalents                      10,252             29,284
   Restricted cash                                12,863              7,738
   Intangibles, net                               10,624                693
   Other assets                                   40,046             26,771
                                              ----------           --------
   Total assets                               $1,201,219           $965,918
                                              ==========           ========

   LIABILITIES AND SHAREHOLDERS' EQUITY
   Common dividends payable                   $   14,023         $    9,829
   Preferred dividends payable                     1,366              1,366
   Unearned rents                                    641                895
   Other liabilities                               7,759              2,864
   Long term debt                                589,127            506,555
                                              ----------           --------
   Total liabilities                             612,916            521,509

   Minority interest                               6,144             21,630
   Shareholders' equity                          582,159            422,779
                                              ----------           --------
   Total liabilities and shareholders'        $1,201,219           $965,918
   equity                                     ==========           ========



About Entertainment Properties Trust


Entertainment Properties Trust is the only publicly traded real estate investment trust (REIT) focused on the acquisition of high-quality real estate assets leased to leading location-based entertainment operators. Since November of 1997, EPR has acquired more than $1.2 billion of properties. The Company's common shares of beneficial interest trade on the New York Stock Exchange under the ticker symbol EPR. Entertainment Properties Trust Company contact: Jon Weis, 30 W. Pershing Road, Suite 201, Kansas City, Missouri 64108; 888/EPR-REIT; fax:
816/472-5794. The Company website is at WWW.EPRKC.COM.


Safe Harbor Statement: This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, identified by such words as "will be," "intend," "continue," "believe," "may," "expect," "hope," "anticipate," or other comparable terms. The Company's actual financial condition, results of operations and funds from operations may vary materially from those contemplated by such forward-looking statements. A discussion of the factors that could cause actual results to differ materially from those forward-looking statements is contained in the Company's SEC filings, including the Company's annual report on Form 10-K for the year ended December 31, 2003 and its prospectus filed under Rule 424(b) of the SEC on October 14, 2004.


..